                                                                    EXHIBIT 4.39

                 SECOND AMENDMENT TO CONVERTIBLE PROMISSORY NOTE
                              DATED AUGUST 19, 2004

     Effective as of November 30, 2005 (Amendment Date) the Convertible Promissory Note (Note) dated August 19, 2004 between Nord Resources Corporation, a Delaware corporation (the "company") and Stephen D. Seymour (the "holder")shall be amended as follows:

Section 1. shall be amended to read as follows: "Unless converted as provided in
Section 2, this Note is extended to the earlier of (a) May 8, 2006 or (b) on week following the closing of an equity offering in which the company raises not less than twenty-five Million Dollars ($25,000,000.00)(the "Maturity Date"). Subject to Section 2 Below, Interest shall continue to accrue on this Note.

Agreed to and Accepted:

Company:
Nord Resources Corporation
P.O. Box 384 Dragoon, AZ 85609


By /s/ Erland A. Anderson
   ----------------------------------
Erland A. Anderson
President

Holder:
Stephen D. Seymour
1308 Wine Spring Lane
Baltimore, MD 21204


By /s/ Stephen D. Seymour
   ----------------------------------
Stephen D. Seymour